Investor Relations:	Media Relations:
Kevin Kessel, CFA	Randi Polanich
Vice President, Investor Relations	Vice President and Chief Communications Officer
(408) 875-6627	(408) 875-6633
kevin.kessel@kla.com	randi.polanich@kla.com

KLA Declares Regular Cash Dividend
MILPITAS, Calif., Aug. 6, 2020—KLA Corporation (NASDAQ: KLAC) announced today that its board of directors has declared a quarterly cash dividend of $0.90 per share on its common stock, payable on Sept. 1, 2020 to KLA shareholders of record as of the close of business on Aug. 17, 2020.
About KLA:
KLA develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).